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                                                                     Exhibit 2.1





                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                              REVENGE MARINE, INC.

                 FIRST CHANGE MARINE FINANCE ACQUISITION, INC.

                                      AND

                       FIRST CHANCE MARINE FINANCE, INC.

                         Dated as of February 11, 1999


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                      AGREEMENT AND PLAN OF REORGANIZATION

         This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of February 11, 1999 among Revenge Marine, Inc., a Nevada corporation ("Revenge"), First Chance Marine Finance Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Revenge ("Merger Sub"), and First Chance Marine Finance, Inc., a Florida corporation ("First Chance").

                                    RECITALS

         A. The Boards of Directors of each of First Chance, Revenge and Merger Sub believe it is in the best interests of each of them and their respective stockholders that Revenge acquire First Chance through the statutory merger of First Chance with and into Merger Sub (the "Merger") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of First Chance ("First Chance Capital Stock") shall be converted into the right to receive shares of Common Stock of Revenge ("Revenge Common Stock") and Series A Preferred Stock of Revenge ("Revenge Preferred Stock" or "Series A Preferred Stock in Revenge").

         C. First Chance, Revenge and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

         NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law ("Delaware Law"), the Nevada General Corporation Law ("Nevada Law") and the Florida Business Corporation Act ("Florida Law"), First Chance shall be merged with and into Merger Sub, the separate corporate existence of First Chance shall cease and Merger Sub shall continue as the surviving corporation and as a wholly-owned subsidiary of Revenge. Merger Sub as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation".

         1.2 Effective Time. The parties hereto shall cause the Merger to be consummated at a closing (the "Closing") scheduled to take place on February 24, 1999 or as stipulated by mutual agreement of the parties and upon the concurrent filing of a Certificate of Merger (or like instrument)



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with the Secretary of State of the State of Delaware and the Secretary of State
of the State of Florida (together the "Certificate of Merger"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of Delaware of such filing being referred to herein as the "Effective Time").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of First Chance and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of First Chance and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Certificate of Incorporation; Bylaws.

                    (a) The Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is First Chance Marine Finance, Inc."

                    (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

         1.6 Shares to Be Issued; Effect on Capital Stock. The number of shares of Revenge Common Stock to be issued in exchange for the acquisition by Revenge of all outstanding First Chance Capital Stock shall be 9,363,693 (the "Aggregate Share Number"). The Aggregate Share Number shall be allocated between the Common Stock of First Chance issued and outstanding on the Effective Date and shares of Revenge Common Stock issuable on conversion of Preferred Stock of First Chance ("First Chance Preferred Stock"), as provided in a plan of merger approved by the Board of Directors of First Chance (the "Plan of Merger"). Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, First Chance or the holder of any shares of First Chance Capital Stock, the holder of any options or other rights to acquire or receive shares of First Chance Capital Stock, the following shall occur:

                    (a) Conversion of First Chance Common Stock. Each share of Common Stock of First Chance ("First Chance Common Stock") issued and outstanding immediately prior to the


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Effective Time will be canceled and extinguished and be converted automatically into the right to receive that number of shares of Revenge Common Stock as set forth in the Plan of Merger upon surrender of the certificate representing such share of First Chance Common Stock in the manner provided in Section 1.7.

                    (b) Conversion of First Chance Preferred Stock. Immediately prior to the Effective Time, First Chance shall have outstanding one class of Preferred Stock ("First Chance Preferred Stock") consisting of 500,000 shares. In the Merger, each share of First Chance Preferred Stock issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and be converted automatically into the right to receive 0.1 shares of Series A Preferred Stock in Revenge upon surrender of the certificate representing such shares of First Chance Preferred Stock in the manner provided in Section 1.8. The terms of the Revenge Preferred Stock shall be as follows: (i) the shares of Revenge Preferred Stock shall have an aggregate of 500,000 votes on all matters considered by Shareholders of Revenge; (ii) the shares of Revenge Preferred Stock shall have an aggregate liquidation preference of $1,000,000; (iii) no cash dividends shall be payable to holders of Revenge Common Stock until holders of the Revenge Preferred Stock shall have been paid cash dividends of $1,000,000; and (iv) the shares of Revenge Preferred Stock shall be convertible into Revenge Common Stock at a rate as set forth in the Plan of Merger (provided that the total of the number of shares of Revenge Common Stock issued in the Merger in exchange for First Chance Common Stock and the number of shares of Revenge Common Stock issuable on conversion of the Revenge Preferred Stock shall not exceed the Aggregate Share Number.)

                    (c) Fractional Shares. No fraction of a share of Revenge Common Stock will be issued.

         1.7 Surrender of Certificates.

                    (a) Exchange Agent. Prior to the Effective Time, Revenge designates James Neil Hutchinson to act as exchange agent (the "Exchange Agent") in the Merger.

                    (b) Revenge to Provide Stock. Promptly after the Effective Time, Revenge shall make available to the Exchange Agent for exchange in accordance with this Article I, the aggregate number of shares of Revenge Common Stock and Revenge Preferred Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of First Chance Capital Stock.

                    (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of First Chance Common Stock whose shares were converted into the right to receive shares of Revenge Common Stock pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Revenge may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Revenge Common Stock or Series A


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Preferred Stock in Revenge, as determined in Section 1.6. Upon surrender of a
Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Revenge, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Revenge Common Stock or Series A Preferred Stock in Revenge and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of First Chance Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Revenge Common Stock and Series A Preferred Stock in Revenge into which such shares of First Chance Capital Stock shall have been so converted in accordance with Section 1.6.

                    (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Revenge Common Stock or Series A Preferred Stock in Revenge with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Revenge Common Stock or Series A Preferred Stock in Revenge represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Revenge Common Stock or Series A Preferred Stock in Revenge issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Revenge Common Stock or Series A Preferred Stock in Revenge.

                    (e) Transfers of Ownership. If any certificate for shares of Revenge Common Stock or Series A Preferred Stock in Revenge is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Revenge or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Revenge Common Stock or Series A Preferred Stock in Revenge in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Revenge or any agent designated by it that such tax has been paid or is not payable.

                    (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Revenge Common Stock or Series A Preferred Stock in Revenge or First Chance Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.8 No Further Ownership Rights in First Chance Common Shares. All shares of Revenge Common Stock or Series A Preferred Stock in Revenge issued upon the surrender for exchange of shares of First Chance Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights


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pertaining to such shares of First Chance Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of First Chance Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.9 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of First Chance Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Revenge Common Stock or Series A Preferred Stock in Revenge as may be required pursuant to Section 1.6; provided, however, that Revenge may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Revenge or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

         1.10 Tax and Accounting Consequences. It is intended by the parties hereto that the Merger shall (i) constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") (and this Agreement is intended to constitute a plan of reorganization for purposes of Section 368 of the Code).

         1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of First Chance and Merger Sub, the officers and directors of First Chance and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF FIRST CHANCE

         First Chance hereby represents and warrants to Revenge and Merger Sub, subject to such exceptions as are clearly disclosed in the disclosure letter supplied by First Chance to Revenge (the "First Chance Schedules") and dated as of the date hereof, as follows:

         2.1 Organization of First Chance. First Chance is a corporation duly organized, validly existing and in good standing under the laws of Florida. First Chance has the corporate power to own its properties and to carry on its business as now being conducted. First Chance is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations or prospects of First Chance (herein-



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after referred to as a "Material Adverse Effect"). First Chance has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Revenge.

         2.2 First Chance Capital Structure.

                    (a) The authorized capital stock of First Chance consists of such shares as are indicated on Schedule 2.2(a). First Chance Capital Stock, is held of record by the persons, with the addresses of record and in the amounts set forth on Schedule 2.2(a). All outstanding shares of First Chance Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of First Chance or any agreement to which First Chance is a party or by which it is bound.

                    (b) There are no Options, warrants, calls, rights, commitments, convertible securities or agreements of any character, written or oral, to which First Chance is a party or by which it is bound obligating First Chance to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement except as indicated on Schedule 2.2(a). As a result of the Merger, Revenge will be the record and sole beneficial owner of all First Chance Capital Stock and rights to acquire or receive First Chance Capital Stock.

         2.3 Subsidiaries. Except as set forth on Schedule 2.3, First Chance does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any equity or debt interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

         2.4 Authority. First Chance has all requisite corporate power and authority to enter into this Agreement and any Related Agreements (as hereinafter defined) to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of First Chance. First Chance's Directors have unanimously approved the Merger and this Agreement. This Agreement has been duly executed and delivered by First Chance and constitute the valid and binding obligation of First Chance, enforceable in accordance with its terms except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, and similar laws of general applicability affecting creditors rights generally and by general principles of equity (whether applied in a proceeding at law or in equity). The execution and delivery of this Agreement and any Related Agreement to which it is a party by First Chance do not, and, the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation of First Chance or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, domaine name registration, judgment, order, decree, statute, law, ordinance, rule or regula tion applicable to First Chance or its properties or assets. No consent, waiver, approval, order or


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authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, provincial, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict), is required by or with respect to First Chance in connection with the execution and delivery of this Agreement and any Related Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on
Schedule 2.4.

         2.5 First Chance Financial Statements. Schedule 2.5 sets forth First Chance's unaudited balance sheet as of December 31, 1998 and the related unaudited statements of operations and cash flows for period from inception through December 31, 1998 and the related unaudited statements of operations and cash flows (collectively, the "First Chance Financials"). First Chance Financials are correct in all material respects and have been prepared in accordance with [generally accepted accounting principles ("GAAP")] applied on a basis consistent throughout the periods indicated and consistent with each other, except for the absence of footnotes in the case of unaudited First Chance Financials. First Chance Financials present fairly the financial condition and operating results of First Chance as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end adjustments, which will not be material in amount or significance.

         2.6 Tax and Other Returns and Reports. Except as set forth in Schedule 2.6: (i) First Chance has prepared and filed all required federal, state, provincial, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to First Chance or its operations and such Returns have been completed in accordance with applicable law; (ii) First Chance as of the Effective Time: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, and other Taxes required to be withheld; (iii) First Chance is not presently delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against First Chance, nor has First Chance executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax; and (iv) no audit or other examination of any Return of First Chance is to the knowledge of First Chance presently in progress, nor has First Chance been notified of any request for such an audit or other examination. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.


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         2.7 Restrictions on Business Activities. There is no agreement
(noncompete or otherwise), judgment, injunction, order or decree to which First Chance is a party or otherwise binding upon First Chance which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of First Chance, any acquisition of property (tangible or intangible) by First Chance or the conduct of business by First Chance. Without limiting the foregoing, First Chance has not entered into any agreement under which First Chance is restricted from selling, licensing or otherwise distributing any of its products or providing any of its services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

         2.8 Title to Properties; Absence of Liens and Encumbrances.

                    (a) First Chance owns no real property, nor has it ever owned any real property. Schedule 2.8(a) sets forth a list of all real property currently leased by First Chance, the name of the lessor and the date of the lease and each amendment thereto. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

                    (b) First Chance has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any liens, except as reflected in First Chance Financials or in Schedule 2.8(b) and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

         2.9 Agreements, Contracts and Commitments. Except as set forth on
Schedule 2.9 First Chance does not have, is not a party to nor is it bound by any agreement of any kind, including, without limitation, any agreements, arrangements or plans relating to compensation or benefits of any kind or employment liabilities or obligations of any kind.

         Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Schedule 2.9, First Chance has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment (any such agreement, contract or commitment, a "Contract"). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.9, is not subject to any default thereunder of which First Chance has knowledge by any party obligated to First Chance pursuant thereto.

         2.10 Interested Party Transactions. Except as set forth on Schedule 2.10, to First Chance's knowledge, no officer, director or affiliate (as defined under Regulation C under the Securities Act of 1933, as amended (the "Securities Act")) of First Chance (nor any ancestor, sibling,


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descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that First Chance furnishes or sells, or proposes to furnish or sell, or (ii) an economic interest in any entity that purchases from or sells or furnishes to, First Chance, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.9.

         2.11 Compliance with Laws. First Chance has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state, provincial or local statute, law or regulation.

         2.12 Litigation. Except as set forth in Schedule 2.12, there is no action, suit or proceeding of any nature pending, reasonably anticipated or to First Chance's knowledge threatened against First Chance, its properties or any of its officers, directors or employees, in their respective capacities as such. Except as set forth in Schedule 2.12, there is no investigation pending or to First Chance's knowledge, threatened against First Chance, its properties or any of its officers, directors or employees by or before any Governmental Entity.
Schedule 2.12 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy requested. No Governmental Entity has at any time challenged or questioned the legal right of First Chance to offer, sell or license any of its products or services in the present manner or style thereof.

         2.13 Minute Books. The minute books of First Chance made available to counsel for Revenge are the only minute books of First Chance and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and stockholders or actions by written consent since the time of incorporation of First Chance.

         2.14 Environmental Matters. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to First Chance's knowledge, threatened concerning: (i) any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"); (ii) any actions of First Chance, or, to First Chance's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that First Chance has at any time owned, operated, occupied or leased; or (iii) any permits regarding the foregoing. To its knowledge, First Chance has not engaged in any activity that could reasonably be expected to give rise to, and First Chance is not aware of any fact or circumstance which could involve First Chance in, any environmental litigation or impose upon First Chance any environmental liability.

         2.15 Brokers' and Finders' Fees. First Chance has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.


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         2.16 Employee Matters and Benefit Plans.

                    (a) Employee Benefit Plan. Schedule 2.16(a) contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, severance, relocation, repatriation, expatriation, visas, work permits, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by First Chance or any person or entity under common control with First Chance (a "First Chance Affiliate") for the benefit of any current or former employee, consultant, director of First Chance or any First Chance Affiliate (the "First Chance Employees"), or with respect to which First Chance or any First Chance Affiliate has or may have any liability or obligation (a "First Chance Employee Plan or Agreement"). First Chance does not have any plan or commitment to establish any new First Chance Employee Plan or Agreement, to modify any First Chance Employee Plan or Agreement (except to the extent required by law or to conform any such First Chance Employee Plan or Agreement to the requirements of any applicable law, in each case as previously disclosed to Revenge in writing, or as required by this Agreement), or to enter into any First Chance Employee Plan or Agreement.

                    (b) Employee Plan Compliance. First Chance has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no knowledge of any default or violation by any other party to each First Chance Employee Plan or Agreement, and each First Chance Employee Plan or Agreement has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, rules and regulations.

                    (c) No Post-Employment Obligations. No First Chance Employee Plan or Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by applicable law, and First Chance has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

                    (d) Employment Matters. To its knowledge First Chance (i) is and has been in compliance in all respects with all applicable laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees and the withholding and reporting of amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).


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                    (e) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any First Chance Employee Plan or Agreement, trust, loan or other arrangements that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any First Chance Employee.

                    (f) Labor. No work stoppage or labor strike against First Chance is pending, threatened or reasonably anticipated. First Chance does not know of any activities or proceedings of any labor union to organize any First Chance Employees. First Chance has not engaged in any unfair labor practices under applicable law. First Chance is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to First Chance Employees and no collective bargaining agreement is being negotiated by First Chance.

         2.17 Representations Complete. None of the representations or warranties made by First Chance (as modified by First Chance Schedules), nor any statement made in any Schedule or certificate furnished by First Chance pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the stockholders of First Chance in connection with soliciting their consent to this Agreement and the Merger (to the extent that such documents were prepared by or include information provided by First Chance), contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF REVENGE AND MERGER SUB

         Revenge and Merger Sub represent and warrant to First Chance as follows:

         3.1 Revenge Capital Structure.

                    (a) On the date hereof, the authorized capital stock of Revenge consists of 50,000,000 shares of authorized Common Shares, of which 9,363,693 shares are issued and outstanding and 300,000 shares of authorized Preferred Stock, of which no shares are issued and outstanding. On the date hereof Revenge has 1,750,000 outstanding warrants to purchase common stock and options outstanding to purchase 5,125,000 shares of common stock. There are additional rights to acquire common stock of Revenge such that the total outstanding rights to acquire shares of Revenge stock consistsof 5,611,900 and the foregoing represents all rights to acquire capital stock of Revenge on the date hereof. All outstanding shares of Revenge Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Revenge or any agreement to which Revenge is a party or by which it is bound.

         3.2 Organization, Standing and Power. Revenge is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Revenge and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted. Except with respect to that certain agreement entered into between FINOVA Capital Corporation and Revenge on October 23, 1998, the execution and delivery of this Agreement and the Related Agreements by Revenge and Merger Sub do not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Revenge or Merger Sub or (ii) any agreement required to be filed as an exhibit to any registration statement or report filed with the SEC (as defined below) or any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Revenge or Merger Sub, which would have a Material Adverse Effect on Revenge and its subsidiaries taken as a whole. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental Entity or any third party (so as not to trigger any conflict), is required by Revenge in connection with the execution and delivery of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and federal, state or foreign antitrust laws, (iii) such consents, waivers, authorizations, filings, approvals and registrations which are required to be obtained by First Chance and (iv) such other consents, waivers, authorizations, filings, approvals and registrations, the absence of which could not reasonably be expected to have a

Material Adverse Effect on the business or financial condition of Revenge and its subsidiaries taken as a whole.

         3.3 Authority. Revenge and Merger Sub have all requisite corporate power and authority to enter into this Agreement and any Related Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized, by all necessary corporate action on the part of Revenge and Merger Sub. This Agreement has been, and any Related Agreements to which Revenge or Sub is a party have been duly executed and delivered by Revenge and Merger Sub and constitutes the valid and binding obligations of Revenge and Merger Sub, enforceable in accordance with its terms.

         3.4 Revenge Shares. The shares of Revenge Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, non-assessable and, when issued in accordance with the terms of this Agreement, will be free and clear of any liens, claims, encumbrances or restrictions other than (i) liens or encumbrances created by or imposed upon the holders thereof or
(ii) other than as required by the provisions of this Agreement; or (iii) applicable federal or state securities laws.

         3.5 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Revenge has received any notice of assertion against Revenge which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

         3.6 Compliance with Laws. Except as indicated on Schedule 3.6, Revenge has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state, provincial or local statute, law, or regulation.

         3.7 Financial Statements. Revenge has delivered to First Chance (i) copies of the audited balance sheet and the related statements of income, changes in shareholders' equity, and cash flow (including the related notes) for Revenge as of and for the period ended June 30, 1998 included in a registration statement on Form 10 filed by Revenge pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) copies of the unaudited balance sheet and the related statement of income for Revenge as of December 31, 1998 and for the six month period then ended (the financial statements and notes thereto described in (i) and (ii) above are referred to as the "Revenge Financial Statements"). The Revenge Financial Statements as of the dates thereof and for the periods covered thereby (A) are in accordance with the books and records of Revenge which are accurate in all material respects and which have been maintained in accordance with good business practices, and (B) present fairly the financial position and the results of operations, changes in shareholders' equity and cash flows of Revenge as of the dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied, except as disclosed, subject in the case of interim financial statements to normally recurring year end adjustments and except for the absence of certain footnote information in the unaudited statements.

         3.8 Securities Reporting Documents. Since January 1, 1998 Revenge has filed on a timely basis all reports ("Securities Reports") required to be filed under the Exchange Act together with all amendments required to be made with respect thereto, that it was required to file with the Securities and Exchange Commission (the "SEC"). No Securities Report of Revenge contained any information that was false or misleading with respect to any material fact or omitted to state any material fact necessary to make the statements made therein not misleading and each Securities Report of Revenge contained all information required to be stated therein.

                                  ARTICLE IIIA

                     SECURITIES ACT COMPLIANCE; REGISTRATION

         3A.1 Securities Act Exemption. The Revenge Common Stock to be issued pursuant to this Agreement initially will not be registered under the Securities Act in reliance on the exemptions from the registration requirements of Section 5 of the Securities Act set forth in Section 4(2) thereof and/or Regulation D promulgated thereunder. Each of First Chance's stockholders will provide Revenge such representations, warranties, certifications, and additional information as Revenge may reasonably request to ensure the availability of an exemption from the registration requirements of the Securities Act.

         3A.2 Stock Restrictions. In addition to any legend imposed by applicable state securities laws or by any contract which continues in effect after the Effective Time, the certificates representing the shares of Revenge Common Stock issued pursuant to this Agreement shall bear one of two restrictive legends (and stop transfer orders shall be placed against the transfer thereof with Revenge's transfer agent), stating substantially as follows, either:

         (a) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES
                    SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR
                    HYPOTHECATED EXCEPT IN COMPLIANCE WITH RULE 144 OR
                    RULE 145, AS APPLICABLE, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO, OR AN
                    OPINION OF COUNSEL, SATISFACTORY TO First Chance, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR
                    A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION"; or

         (b) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO REGULATION D THEREUNDER AND MAY NOT BE SOLD, TRANSFERRED,

                    ASSIGNED, OR HYPOTHECATED ABSENT REGISTRATION EXCEPT IN COMPLIANCE WITH RULE 144 OR AN OPINION OF COUNSEL, SATISFACTORY TO REVENGE MARINE, INC., THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT, OR A NO-ACTION LETTER FROM THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION."

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

         4.1 Consents. First Chance shall use its reasonable efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in First Chance Schedules) so as to preserve all rights of, and benefits to First Chance thereunder.

         4.2 FIRPTA Compliance. First Chance shall deliver herewith to Revenge a properly executed statement in a form reasonably acceptable to Revenge for purposes of satisfying Revenge's obligations under Treasury Regulation Section 1.1445-2(c)(3).

         4.3 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         4.4 Voting Agreements. Concurrently with the execution of this Agreement, First Chance will cause the persons and entities listed in the Voting Agreement executed concurrently herewith to execute the Voting Agreement.

         4.5 Blue Sky Laws. Revenge shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Revenge Common Stock pursuant hereto. First Chance shall use its best efforts to assist Revenge as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Revenge Common Stock pursuant hereto.

         4.6 Closing. The closing of the transactions contemplated hereby shall occur at such time and place as the parties hereto shall agree.

         4.7 Survival of Representations and Warranties. The representations and warranties of each party hereto shall survive the closing and termination of this Agreement.

         4.8 Termination. This Agreement shall terminate if the closing shall not have occurred by the 60th day after the date hereof.

                                    ARTICLE V

                              CONDITIONS OF CLOSING

         The obligation of each of the parties hereto to close the transactions contemplated hereby shall be conditioned on each of the following:

         5.1 Financing. First Chance shall have completed by the Effective Time a financing in which the total cash proceeds to First Chance are at least $1,000,000.

         5.2 Due diligence. Each party hereto shall have completed a due diligence review of the other satisfactory to such party's counsel.

         5.3 Representations and Warranties True. The representations and warranties of each party hereto shall be true and correct as of the closing date.

         5.4 No Material Adverse Change. As of the closing date no event shall have occurred as to any party that would constitute a Material Adverse Effect. "Material Adverse Effect" shall mean any event, occurrence or circumstance which has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or properties of Revenge or First Chance, taken as a whole.

         5.5 Voting Agreement. The parties hereto shall have entered into at the Closing Date a voting agreement on terms satisfactory to such party.

         5.6 Shareholder Approval. The shareholders of First Chance shall have approved the Merger in accordance with the Florida Business Corporation Act.

                                   ARTICLE VI

                               GENERAL PROVISIONS

         6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Revenge or Merger Sub, to:

                           Revenge Marine, Inc.
                           Attention: Jonathan Dariyanani
                           2051 NW 11th Street
                           Miami, FL 33125
                           Telephone No.: (305) 643-0334
                           Facsimile No.: (305) 643-0393

                  (b)      if to First Chance, to:

                           First Chance Marine Finance, Inc.
                           Attention: Gerald C. Parker
                           101 Phillipe Parkway
                           Safety Harbor, FL 34695
                           Telephone No.: (727) 669-0040
                           Facsimile No.: (727) 726-5885

         6.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         6.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         6.4 Entire Agreement; Assignment. This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Revenge and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

         6.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Florida for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         6.7 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         IN WITNESS WHEREOF, Revenge, Merger Sub and First Chance have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

"REVENGE"

REVENGE MARINE, INC.
A NEVADA CORPORATION



By:  /s/ William C. Robinson
   ---------------------------------------------
   William C. Robinson, Executive Vice President



"FIRST CHANCE MARINE FINANCE ACQUISITION"

FIRST CHANCE MARINE FINANCE ACQUISITION, INC.
A DELAWARE CORPORATION



By: /s/ William C. Robinson
   ---------------------------------------------
    William C. Robinson, President



"FIRST CHANCE"

FIRST CHANCE MARINE FINANCE, INC.
A FLORIDA CORPORATION



By: /s/ Gerald C. Parker
   ---------------------------------------------
   Gerald C. Parker, CEO





                   ***AGREEMENT AND PLAN OF REORGANIZATION***